Exhibit 6.12

LEASE AGREEMENT WITH OPTION TO PURCHASE

THIS LEASE AGREEMENT WITH OPTION TO PURCHASE (“Lease” or “Agreement”) is entered into this 17th day of June, 2015, by and between PFMG HOLDINGS, L.L.C., a Georgia limited liability company whose principal office is located at P.O. Drawer 399, Elberton, Georgia 30635-0399 (hereinafter referred to as “Lessor”); and PREMIER FUNERAL MANAGEMENT SERVICES III, LLC, a Delaware limited liability company whose principal office is located at 3815 River Crossing Parkway, Suite 100, Indianapolis, Indiana 46240 (hereinafter referred to as “Lessee”).

RECITALS:

A. As part of a financing transaction, in which Lessor is providing lease-purchase financing to Lessee, Lessor has this day purchased that certain improved tract of real estate in Polk County, North Carolina, more particularly described below. The tract of real property that Lessor has purchased is referred to as the “Premises” or “Leased Premises.”

B. Lessor has agreed to lease the Premises to Lessee, and Lessee has agreed to lease the Premises from Lessor, all upon certain terms and conditions, as more fully set forth in this Lease.

C. The parties desire to execute this Lease to confirm the terms and conditions of their promises, agreements, covenants and understandings, and to be legally bound by such promises, agreements, covenants and understandings.

NOW, THEREFORE, for and in consideration of TEN DOLLARS ($10.00) in hand paid, the mutual covenants, promises and undertakings outlined in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by both of the parties, Lessor and Lessee hereby covenant and agree as follows:

ARTICLE I: DEMISED PREMISES

1.1 Premises. Lessor hereby leases to Lessee and Lessee hereby leases from Lessor, for the term hereinafter set forth, and upon and subject to the terms and conditions of this Lease, those certain tracts or parcels of land, with improvements thereon, more particularly described on Exhibit A to this Lease, together with all rights, ways, easements, improvements, fixtures, electrical, plumbing, heating and air conditioning systems, fences, mineral rights, riparian rights, permits and any and all appurtenances (collectively referred to as the “Premises”). The properties which are included in the Premises are located at the following addresses, according to the current system of numbering streets in the jurisdictions in which the land and improvements are located:

McFarland Funeral Chapel

54 McFarland Drive

Tryon, North Carolina 28782

The parties acknowledge that the Premises include all other structures and improvements located on the tract(s) of land described on Exhibit A to this Lease. Accordingly, all references in this Lease to the “Premises” or “Leased Premises” shall include and also refer to all improvements and appurtenances to the tract(s) of land described on Exhibit A to this Lease, as well as the tract(s) of land described on Exhibit A to this Lease. The tract(s) of land described on Exhibit A are sometimes collectively referred to in this Lease as the “Land” or the “Lot.” Each building or structure located on a tract of land is sometimes referred to as a “Building” and are sometimes collectively referred to as the “Buildings.”

1.2 Acceptance of Premises. Lessee has examined and hereby accepts the Leased Premises in its present “as is” condition. At the termination of this Lease, Tenant shall deliver the Leased Premises in good order and condition, normal wear and tear only excepted,

ARTICLE II: TERM

2.1 Initial Term. The Premises are leased for a term of approximately seven (7) years (the “Initial Term”), beginning on the 17th day of June, 2015 (the “Commencement Date”) and ending on the 30th day of June, 2022, at which time this Lease shall terminate absolutely and without further obligation on the part of either party, unless otherwise provided herein, or unless sooner terminated as hereinafter provided. In the event that Lessor shall permit Lessee to occupy the Premises prior to the commencement date of the Term, such occupancy shall be subject to all provisions of this Lease, but such early occupancy shall not advance the termination date provided herein.

2.2 Renewal Term. Lessee shall have an option to extend the Initial Term of this Lease for up to three (3) additional renewal terms of seven (7) years each (each of such additional seven-year terms are referred to as a “Renewal Term”), but only in the manner and upon the terms and conditions set forth in this Lease, The Initial Term of this Lease and all Renewal Terms for which this Lease is actually extended by Lessee are collectively referred to as the “Term” or “Terms” of this Lease. Lessee may extend the term of this Lease for one or more such additional seven-year terms, at Lessee’s option. Lessee shall not have the right to renew or extend this Lease except as provided herein. Subject to any provision hereof expressly limiting the applicability of any term of this Lease to a particular time period, all terms of this Lease shall be effective during the Renewal Terms. Lessee shall not have the right to extend the term of this Lease for more than one Renewal Term at a time. In the event Lessee elects to exercise the right to extend the Term, Lessee shall give written notice to Lessor not less than two (2) months prior to the expiration of the then-current Term. If Lessee fails to notify Lessor in a timely and proper manner, in accordance with this Lease, that Lessee wishes to exercise its option to extend this Lease beyond the end of the then-current term, then Lessee shall be deemed to have waived the right to renew this Lease, shall have no right to renew this Lease, and this Lease shall terminate at the conclusion of the then-current term without further notice or action by any party. As used in this Lease, the phrase “Term” shall include the Renewal Term or Renewal Terms unless the “Initial Term” is specified.

ARTICLE III: RENT AND ADDITIONAL RENT

3.1 Rent. In consideration of and for Lessee’s right to use and occupy Premises during the Term, Lessee shall pay to Lessor, or to other parties on behalf of Lessor, all sums and payments as provided in this Lease. All such sums shall be deemed rent, and shall include Annual Rent, as described in Section 3.2 of this Lease, and Additional Rent, as described in Section 3.3 of this Lease.

3.2 Annual Rent.

(a) Generally. The Annual Rent during the first year of the Term shall be One Hundred Forty-six Thousand Two Hundred Fifty and No/100’s Dollars ($146,250.000) per year and shall be payable in monthly installments due on the first day of each month in the amount of Twelve Thousand One Hundred Eighty-seven and 50/100’s Dollars ($12,187.50) plus sales tax (if applicable), with the first monthly installment of Annual Rent being due and payable on July 1, 2015, and continuing monthly thereafter throughout the term of this Lease. In addition, if the Commencement Date of this Lease is not on the first of the month, Lessee shall pay upon execution of this Lease prorated rent from the day of execution to the first day of the next month immediately following the Commencement Date. Rent shall be due on the 1st of each month. Each rental payment shall be payable in advance without demand on the date such payment becomes due. Although each monthly rental payment shall be due on the dates set forth above, (1) such payment shall not be deemed late until the tenth (10th) of each month in which such payment is due, at which point a late fee shall be due, as provided below, and (2) such late payment shall not constitute a default under this Lease until the fifteenth (15th) of the month in which such payment is due, notwithstanding any other provision of this Lease. In the event Lessor has not received Annual Rent by the 10th day of each month, Lessee shall pay to Lessor as Additional Rent a late fee equal to the product of (i) one percent (1.0%) of the total monthly payment of Annual Rent multiplied by (ii) the number of days between the tenth and the date on which such payment is received by Lessor. At Lessor’s option, all rent payments shall be made either by electronic funds transfer from Lessor’s bank account, or by check payable to Lessor, and if by check, shall be delivered or mailed to Lessor at 3431 Cedar Lane, Tallahassee, Florida 32312, or at such other address as may be designated from time to time by Lessor by delivering to Lessee a written notice of such address change. Default for non-payment of rent hereunder shall be determined as provided in Article XVI.

(b) Increases in Annual Rent. Subject to the limitation in Paragraph (c) of this section, Annual Rent shall also be increased each year in which the Consumer Price Index increases, with the increases to be effective with the monthly payment due in July, and the increase shall be based on the following calculation: In June of each year, starting with June of 2016, if the Current Price Index (hereinafter defined) for June of the then-current year shall be greater than the Base Price Index (hereinafter defined), then the Annual Rent shall be increased by an amount equal to the product obtained by multiplying (i) the percentage difference between the Current Price Index and the Base Price Index by (ii) the rent from the then-current year. As used in this section:

(1)	The term “Price Index” shall mean the unadjusted, seasonal “Consumer Price Index” published by the Bureau of Labor Statistics of the United States Department of Labor, All Items, U.S. City Average, All Urban Consumers (abbreviated as CPI-U). The CPI-U is currently calculated by the Bureau of Labor Statistics of the United States Department of Labor each month for a particular month. The Bureau of Labor Statistics publishes the CPI-U for a particular month during the following month. For example, the Bureau generally publishes during June the CPI-U for May.

(2)	The term “Base Price Index” or “Base Year” shall mean the Price Index for May of the year immediately prior to the year in which the increase is being calculated. For example, the Base Price Index to be utilized in 2016 (for calculating the increase that will be implemented starting in July of 2016) will be the CPI-U (as defined herein) for May of 2015, (which is published in June of 2015).

(3)	The term “Current Price Index” shall mean the Price Index for the month of May in the year in which the increase is being calculated. For example, the Current Price Index to be utilized in 2016 (for calculating the increase that will be effective in 2016) will be the CPI-U (as defined herein) for May of 2016, which will be as of June of 2016.

The percentage difference between the Current Price Index and the Base Price Index shall be equal to the quotient of (x) the difference between the Current Price Index and the Base Price Index, divided by (y) the Base Price Index.

As an example, the rent that would be due from July, 2014, through June, 2015, would be calculated in the following manner: The Price Index for May, 2013, was 232.945. The Price Index for May, 2014, was 237.900. To calculate the adjustment to the Annual Rent that would take effect beginning with the rental payment due on July 1, 2014, subtract the May, 2013, Price Index of 232.945 from the May, 2014, Price Index of 237.900, resulting in a difference of 4.955. Then, divide 4.955 by the May, 2013, Price Index of 232.945 to yield a quotient of 2.1271%. Therefore, in this example, the Annual Rent would have increased 2.1271% between July, 2013, and July, 2014. This percentage change would then be multiplied by the Annual Rent that was paid from July, 2013, through June, 2014, to derive the Annual Rent that would be due in July, 2014.

(c) Minimum Increase. Notwithstanding any other provision of this Lease, however, in no event shall an annual increase in Annual Rent, as described in Paragraph (b) of this section, be less than two percent (2M%).

(d) Effective Date of Annual Rent Escalations. Annual escalations shall be effective with the monthly payment of Annual Rent due in July of each year. Annual Rent shall continue to be payable in monthly installments due on the first day of each month at the address of Lessor set forth herein.

(e) Increases During Renewal Terms. Annual Rent due during any Renewal Term shall also increase in the same manner.

3.3 Additional Rent, Any and all other payments which Lessee is required to make to Lessor or any other person or entity pursuant to this Lease, and any and all other monetary obligations of Lessee under this Lease, including, but not limited to, utilities, taxes, insurance, and the costs of maintenance and repair, are hereinafter sometimes referred to as “Additional Rent”.

3.4 Utilities. Lessee shall contract for in its own name and pay or cause to be paid, when due, any and all charges for water, electricity, gas, sewage, waste, trash and garbage disposal, television, telephone and any and all other utility services furnished to the Leased Premises. Under no circumstances shall Lessor be obligated to pay for any such utility services.

3.5 Taxes; Escrows.

(a)  Monthly Escrow Payment for Taxes. Lessee shall pay to Lessor each month, in addition to Annual Rent, an amount to be held by Lessor in escrow for payment of any taxes, general and special assessments and other public charges of every description, levied on or assessed against the Premises and any personal property located within the Premises, as well as any Sales Tax levied against the Annual Rent (collectively, the “Taxes,” or individually, a “Tax”). Such monthly payments shall be due on the first day of each month, and shall be paid at the same time as the payment of Annual Rent. Lessor shall notify Lessee in writing of the amount of such monthly payment, which shall generally be equal to one-twelfth of the amount of the Taxes for the previous year. If the Taxes for a particular year are more than the amount used as a basis for monthly payments into escrow, then Lessee shall immediately pay to Lessor on demand any difference.

(b) Suspension of Obligation to Escrow Taxes. At Lessor’s option and in Lessor’s sole discretion, Lessor may suspend Lessee’s obligation to escrow taxes and insurance with Lessor by notifying Lessee in writing of such suspension, and if Lessor so suspends such obligation, then Lessee shall pay the Taxes, or any installment of the Taxes (if permitted to be paid in installments), on or before the day on which any interest or penalty is imposed upon such payment whether belonging to or chargeable against Lessor or Lessee.

(c) Exclusions. Lessee shall not be required to pay or escrow, and the term “Taxes” shall not include (i) any tax (other than sales tax) on the rent paid to Lessor or (ii) any income, estate, gift, inheritance, transfer capital levy tax, or franchise or profits tax that may be payable by Lessor. However, if taxes are expressly imposed on the Rent in lieu of all or part of the Taxes on the land or the improvements, and the purpose of the new tax is more closely akin to that of an ad valorem tax or use tax than to an income or franchise tax on Lessor’s income, then Lessee shall pay such substitute taxes.

(d) Lessor to Furnish Tax Bills to Lessee. Lessor shall furnish a copy of all tax bills to Lessee when Lessor makes demand upon Lessee for any difference between the amount of taxes actually paid and the amount used as a basis for monthly payments into escrow, and if Lessor does not make any such demand in a particular year, Lessor shall provide a copy of the tax bill to Lessee at least sixty (60) days after Lessor pays such taxes, unless such bills are furnished directly to Lessee by the appropriate authorities. Upon request by Lessor, Lessee shall furnish to Lessor receipts indicating payment of the Taxes.

(e)  Lessee’s Right to Contest Assessment. Lessee may contest any assessment or the imposition of any Tax against the Land or the Buildings, but notwithstanding any other provision of this Lease, any such contest shall be at Lessee’s sole expense, and Lessor shall have no responsibility or liability whatsoever for the costs of any such contest. Lessor agrees to execute appeals, petitions, suit papers and other documents legally necessary in connection with any such contest and, at no expense to Lessor, to cooperate reasonably in such proceedings, all upon Lessee’s request. During any such contest, Lessee shall take all steps legally necessary, including payments under protest, to prevent foreclosure and public sale or other divesting of Lessor’s title by reason of nonpayment of taxes, In any event, Lessee shall pay all Taxes prior to the issuance of an execution for such payment.

(f) Lessor’s Option to Cure. If Lessee fails to pay or escrow any Taxes (including applicable Sales Tax) in the manner and at the times required under this Lease, or fails to pay any utilities, insurance premiums on any policy required to be maintained by Lessee under this Lease, or any other charges, costs or expenses required to be paid under this Lease, then Lessor shall have the right, but not the obligation, to make such payments, in which case such sums shall be due to Lessor as Additional Rent. Lessor shall have the option of requiring Lessee to repay Lessor the amount of such payments on demand or with the next monthly installment of Annual Rent. If Lessee does not make such payment, then Lessor shall have the same rights and remedies with respect of any of its rights under Article XVI.

3.6 Triple Net Lease. This Lease shall be deemed and construed to be a completely net lease or triple net lease and Lessee shall pay to Lessor, net throughout the term of this Lease, the Annual Rent, any additional rent and any other amounts owed to Lessor as defined hereunder free of any offset, abatement or other deduction whatsoever and without notice or demand, except as may be otherwise set forth herein, and as long as Lessee is obligated to make monthly escrow payments of Taxes to Lessor, Lessee shall make such escrow payments. Under no circumstances or conditions, whether now existing or hereafter arising, or whether or not beyond the present contemplation of Lessor or Lessee, shall Lessor be required to make any payment of any kind whatsoever with respect to this Lease or be under any other obligation or liability hereunder except as herein otherwise expressly set forth herein.

ARTICLE IV: USE OF PREMISES

4.1 Permitted Uses. The Lessee may use and occupy the Premises as a funeral home, in a manner permitted by applicable law (the “Permitted Use”), but shall not use or occupy the property for any other use, except with the advance express written permission of Lessor, which permission shall not be unreasonably withheld, delayed, or conditioned; provided, however, that Lessor shall be entitled to request from Lessee and its affiliates information to support or justify any change in use, and to support the desired new use, and shall be provided a reasonable amount of time to review, analyze, assess, and investigate such information. Lessee and other users of the Premises shall apply for or obtain any and all licenses, permits, and other approvals that may be required for any particular use they make, or propose to make, of the Premises. Lessor represents that the use of the Premises for the Permitted Use complies with all applicable local zoning codes and ordinances.

ARTICLE V: ALTERATIONS AND ADDITIONS

5.1 Lessee Work. Lessee shall not make any alterations or additions to the Premises in excess of Fifty Thousand and No/100’s Dollars ($50,000.00) per Building during the Term except in accordance with plans and specifications first approved by Lessor in writing, which approval shall not be unreasonably withheld, conditioned or delayed. All alterations and additions shall be part of the Buildings, shall immediately become the property of Lessor, shall be included in the Premises, shall not require any increase in Annual Rent, and shall remain in the Buildings upon the termination of the Lease. Before Lessee commences any alteration(s) or addition(s), regardless of the cost of such alterations or additions, it shall secure all licenses and permits required for the work; and, if the alteration(s) or addition(s) to the Premises exceeds Fifty Thousand and No/100’s Dollars ($50,000.00), Lessee shall also deliver to Lessor (1) detailed plans and specifications for the work, and (2) a list of all contractors and subcontractors and the estimated cost of all labor and materials to be furnished by them. Lessee agrees to fully indemnify Lessor for any cause of action, claim, loss, or liability against Lessor and which results from any alteration or addition initiated by Lessee. Lessee agrees to pay promptly when due, the entire cost of any such work done in respect of its alterations and additions, and to promptly discharge or bond any liens for labor performed or materials furnished in connection therewith that may attach to the Premises or Buildings,

ARTICLE VI: LESSEE’S PROPERTY

6.1 Ownership. All Lessee’s inventory, computer and other equipment, furniture, demountable partitions, and all other property of Lessee located in the Premises from time to time and not otherwise attached or affixed to the interior or exterior of a Building or encumbered by a security interest held by Lessor (“Lessee’s Property”), shall be and remain the property of Lessee. At any time during the Term, Lessee may remove any of Lessee’s Property from the Premises, unless prohibited under the terms of other agreements between Lessee and Lessor.

6.2 Lien Waivers. In furtherance of the foregoing, Lessor agrees that, in the event Lessee acquires and/or leases any personal property to be installed and used upon the Premises subject to retain title, conditional sale contract, security agreement or lease with an entity besides Lessor, Lessor shall execute and deliver to any such secured creditor and/or lessor a waiver of any lien Lessor may have upon such personal property. Such waiver will be on a form provided by Lessee authorizing the secured creditor and/or Lessor, with advance notice to Lessor, to enter upon the Premises and remove such personal property in the event of default under the terms of the Security Agreement and/or Lease.

6.3 Removal of Lessee’s Property upon Termination of Lease. Upon termination of this Lease, Lessee shall remove all Lessee’s Property from the Premises, except alterations and additions made by Lessee and/or any fixtures or equipment, the removal of which would damage the Buildings. Lessee shall have ten (10) days after the termination of this Lease to either (1) remove all of Lessee’s Property or (2) pay a full month’s rent thus allowing Lessee thirty (30) days after termination to remove all of Lessee’s Property. If Lessee has not removed all Lessee’s Property from the Premises within ten (10) days (or within thirty (30) days if extended as provided above), such remaining Lessee’s Property shall be deemed abandoned by Lessee.

6.4 Applicability. Notwithstanding any other provision of this Lease, Lessee acknowledges that all property currently used in connection with the McFarland Funeral Home (referred to as the “Business”), and all future replacements and substitutions for and accessions to such property, shall be subject to a security interest in favor of Lessee to secure Lessee’s obligations under this Lease and certain loans from Lessor to Lessee and, as a result, none of the property located on the Premises shall be subject to this Article VI or considered “Lessee’s Property” unless Lessor and Lessee expressly agree in writing.

ARTICLE VII: LESSOR’S COVENANTS AND REPRESENTATIONS

7.1 Authority. Lessor represents and warrants that it is the owner of the Premises, and has all requisite corporate authority to enter into the Lease without the consent or approval of any other party.

7.2 Non-Interference. Lessor shall not unreasonably interfere with Lessee’s use of the Premises in the exercise of Lessee’s rights, or in the performing of Lessee’s maintenance, repair, service, and other obligations under this Lease.

7.3 Quiet Enjoyment. Lessor covenants that upon paying the Annual Rent and any Additional Rent required herein, and observing and keeping all covenants, agreements, and conditions applicable to it under this Lease, Lessee shall peaceably and quietly have, hold and enjoy the Premises, without hindrance or molestation from Lessor or anyone claiming by, through or under Lessor.

ARTICLE VIII: LESSEE’S COVENANTS

8.1 Payments. Lessee covenants to pay when due all payments in respect of Annual Rent and Additional Rent, and any other charges required to be paid by it hereunder.

8.2 Maintenance and Repairs.

(a)  Lessee’s Duty to Prevent Waste and Damage. Lessee covenants to not commit or allow to be committed by Lessee’s employees, invitees, agents or contractors, any waste or damage to any portion of the Premises.

(b) Lessee’s Duty to Maintain Premises. During the Term of this Lease, Lessee shall maintain the Premises in a good, tenantable, first class and safe condition, and shall promptly make any and all repairs and replacements required to maintain such condition and state of repair, including all repairs necessary to keep the roof of the Buildings leak-free and otherwise in good condition and repair, and shall maintain in good and serviceable condition and repair all exterior walls, floor slabs, floorings, foundations, structural columns, load bearing portions of interior walls, structural components of the Buildings, all common facilities, and all electrical, plumbing, fire protection, and other systems of the Buildings. Lessee shall also keep the interior and exterior of the buildings, including the parking lot and landscaping, in good aesthetic appearance and condition.

(c) Lessor Relieved of Duty to Maintain. Lessee acknowledges that Lessor shall not be required to furnish any services or facilities, or to make any repairs or alterations, of any nature whatsoever with respect to the Premises. Lessee hereby assumes the full and sole responsibility for the condition, operation, repair, replacement, maintenance and management of the Premises.

(d) Lessor’s Right to Cure Lessee’s Breach of Duty to Maintain. If, after having received written notice thereof from Lessor, Lessee fails to commence any such repairs or replacements to the Premises within the applicable cure period set forth in Section 16.3 below and thereafter diligently proceed with such repair work until completion, Lessor or its agents may, at Lessor’s option, enter the Premises for the purpose of making such repairs and make such repairs or any replacements deemed necessary by Lessor. All costs and expenses incurred as a consequence of Lessor’s action shall be deemed Additional Rent, and Lessee shall pay to Lessor such Additional Rent within 15 days after Lessee receives copies of receipts showing payment by Lessor for such repairs or other obligations. These receipts shall be prima facie evidence of the payment of the charges paid by Lessor.

8.3 Yield Up. Lessee covenants to peacefully yield up and surrender the Premises upon the termination of this Lease in good order, repair and condition, reasonable wear and tear, casualty and condemnation excepted, and to remove all Lessee’s Property (except as may be otherwise set forth in Article VI above).

8.4 Use. Lessee covenants that during the Term it will not use the Premises for anyuse other than the Permitted Use, not injure or deface the Premises, nor permit any nuisance, nor suffer to occur on the Premises any activity that is improper, offensive, contrary to law or which will increase the premiums of Lessor’s insurance on the Buildings or the Premises, unless Lessee agrees to bear such increased cost and pays such additional cost to Lessor at the time Lessee takes such action or allows such activity.

8.5 Risk of Loss to Lessee’s Property. Lessee’s Property and all furnishings, fixtures, equipment, effects and property of those claiming by, through, or under Lessee, located in or on the Premises, shall be at the sole risk and hazard of Lessee, and if the whole or any part thereof shall be damaged or destroyed by fire, flood, the leakage or bursting of pipes, or by theft or by any other cause, no part of such damage shall be borne by Lessor.

8.6 Lessor’s Entry. Lessee shall permit Lessor or Lessor’s agents to enter the Premises during reasonable, non-peak business hours upon twenty-four (24) hours advance notice, or at any time in the event of an emergency, for the purpose of inspections and exercising any rights in carrying out any obligations Lessor may have under this Lease, and to show the Premises to prospective tenants dating the six (6) months prior to the expiration of the Term.

8.7 Taxes. Lessee covenants to pay promptly when due all taxes, general and special assessments and other public charges of every description, levied on, assessed against or imposed on Lessee’s Property, and to make timely payments into escrow, as required by Section 3.5, for as long as Lessor requires escrow payments.

8.8 Liens. Lessor and Lessee covenant that neither party will create any lien or encumbrance on the Premises (save and except for the liens set forth and permitted in Article XVII hereof) or cause any lien or encumbrance to attach to the Premises, and if either party does so create a lien or allow a lien to attach to the Premises, it shall promptly cause the same to be discharged or bonded. Lessee acknowledges that Lessor shall encumber the Premises from time to time, as contemplated by Article XVII of this Lease.

8.9 Licensure. Lessee shall maintain all necessary federal, state and local licenses necessary to own and operate the business conducted on the Premises.

8.10 Name Changes to Business. Lessee covenants that it will not make any name changes to the business without written approval of Lessor.

8.11 Financial Statements. Lessee covenants that during the full term of this lease, it will provide whatever financial information is requested by Lessor regarding Lessee’s business within ten (10) days of Lessor’s request.

8.12 Purchase Agreements. Lessee shall comply with each and every representation, warranty, covenant, term and condition of (a) that certain Asset Purchase Agreement between McFarland Funeral Chapel, Inc., Polk Memorial Gardens, LLC, McFarland Investments, LLC, Frank K. McFarland, III, Darlene G. McFarland, Premier Funeral Management Services III, PF Management Services, LLC, LLC, Barry Bedford and Troy Centazzo, dated June 17, 2015 (the “Asset Purchase Agreement”), and (b) that certain Real Property Purchase Agreement between McFarland Funeral Chapel, Inc., Polk Memorial Gardens, LLC, McFarland Investments, LLC, and Premier Funeral Management Services III, LLC, dated June 17, 2015 (the “Real Property Purchase Agreement”),.

8.13 Deposit Account.

(a) Maintain Deposit Account. Lessee shall at all times, so long as any indebtedness exists from Lessee to Lessor, maintain a designated deposit account as Lessee’s primary depository and remittance bank account with a banking institution acceptable to Lessor (for purposes of this Agreement, “Depository Account”). Lessee agrees that its average monthly deposit balances in Lessee’s Depository Account shall be in an amount necessary to cover rental payments to Lessor, including annual rent and additional rent (such as taxes and insurance). Furthermore, Lessee shall not close, transfer, change or restrict Lessor’s authorization to debit rental payments from Lessee’s Depository Account without Lessor’s prior written approval.

(b)  Automatic Debits from Deposit Account. Lessee hereby agrees with Lessor that all payments for, with respect to, or upon the indebtedness of Lessee to Lessor shall be automatically deducted from Lessee’s Depository Account each month by Lessor in accordance with Lessor’s standard auto-debit policies and procedures. All such auto-debit financing payments shall be taken from Lessee’s Depository Account. Lessee shall execute any and all documents or authorizations required to authorize Lessor to debit such Depository Account for financing payments and other amounts due Lessor, Such authorization shall be in form and content acceptable to Lessor and shall not be revoked or changed by Lessee without Lessor’s written consent.

(c) Account Statements and Information. Lessee herby agrees that, upon Lessor’s request, Lessee shall provide Lessor with copies of monthly account statements for the Depository Account or, at Lessor’s discretion, Lessor may request and obtain such account statements from Lessee’s bank. Furthermore, Lessee agrees that Lessor may obtain daily, monthly or average account balance information for the Depository Account directly from Lessee’s bank. Lessee shall execute any and all documents or authorizations required to authorize Lessor to obtain such information directly from Lessee’s bank. Such authorization shall be in form and content acceptable to Lessor and shall not be revoked or changed by Lessee without Lessor’s written consent.

(d) Deposit Account Control Agreement. Intentionally Omitted. 8.14 Financial Reporting and Additional Documents.

(a) Generally. Lessee shall provide to Lessor annually and, as soon as is practical at any other time following Lessor’s request, any financial statement, profit and loss statement, balance sheet, or financial, credit, valuation, organizational or other such confidential or non-confidential information Lessor may deem necessary in its discretion. Additionally, Lessee will furnish to Lessor monthly profit and loss statements, balance sheet and call breakdown reports. Upon Lessor’s request, Lessee shall confirm and/or certify such statements, valuations, or other information,

(b)  Bank Account Statements and Information. Upon Lessor’s request, Lessee shall promptly provide and deliver ‘to Lessor copies of monthly account statements for all of Lessee’s bank accounts or, at Lessor’s discretion, Lessor may request and obtain such account statements from Lessee’s bank or banks. Furthermore, Lessee agrees that Lessor may obtain daily, monthly or average account balance information for any of Lessee’s bank accounts directly from Lessee’s bank or banks. Lessee shall execute any and all documents or authorizations required to authorize Lessor to obtain such information directly from Lessee’s bank or banks. Such authorization shall be in form and content acceptable to Lessor and shall not be revoked or changed by Lessee without Lessor’s written consent.

(c)  Guarantor Information, In addition, at Lessor’s request, Lessee shall obtain and provide to Lessor any personal financial statements, valuations, or other information (confidential or non-confidential) Lessor may deem necessary in its discretion pertaining to any or all guarantors of this Lease (herein referred to as “Guarantors”), and which shall, at Lessor’s discretion, be certified and/or prepared in accordance with generally accepted accounting practices (GAAP) and standards.

(d) Authorization. Lessee authorizes Lessor to provide any such information to auditors, regulators, attorneys, consultants, rating agencies, analysts, prospective purchasers of borrowers financing or other persons needing such information for legitimate purposes.

(e) Hold Harmless. Lessee hereby holds Lessor, its owners, officers, directors, partners, independent contractors, and employees harmless from any and all claims, damages, or liability resulting from any further improper disclosure of such information by such third parties.

8.15 Further Assurances; Power of Attorney. Lessee shall sign, acknowledge, deliver, and file any additional documents, statements, or certifications that Lessor may consider necessary to carry out the intent of this agreement; to perfect, continue and preserve Lessee’s obligations under any document executed in connection with this Lease (this Lease, a Loan Agreement, two Promissory Notes, and any and all other such documents are hereinafter collectively referred to as the “Transaction Documents” or a “Transaction Document”); to perfect, continue or preserve Lessor’s lien holder status; to replace or correct lost, misplaced, incorrectly filed, misstated or incorrect Transaction Documents; to correct or adjust for clerical errors; to complete incomplete or deficient Transaction Documents; to assure that the executed Transaction Documents will conform to and be acceptable in the marketplace in the instance of transfer, sale or conveyance by Lessor of its interest in and to said Transaction Documents; to assure that the Transaction Documents are in compliance with all laws, rules, regulations or the requirements of any prospective purchaser to whom Lessor seeks to market the Transaction Documents; or to enable Lessor to sell, convey, seek guaranty, insure or market the Transaction Document to any person. Lessee hereby grants a limited power of attorney to Lessor to sign, acknowledge, deliver and file as Lessee’s Attorney in Fact any such documents, statements, or certifications. Any written request for additional documentation made by Lessor shall be prima facie evidence of the necessity for same.

8.16 Compliance with Applicable Law. Lessee shall comply with, and cause each subsidiary of any Lessee to comply with, Applicable Law, including the obtaining of all governmental approvals where necessary.

8.17 ERISA. Lessee shall fund all current service pension liabilities as they are incurred by Lessee, or such subsidiary, under the provisions of all plans from time to time in effect, and comply, and cause all subsidiaries of each Lessee to comply, with all applicable provisions of the Employee Retirement Income Security Act.

8.18 Taxes and Assessments. Lessee shall pay and discharge all taxes, assessments, fees, penalties, withholdings and other governmental charges or levies imposed upon any one or combination of them, or upon the income and profits of one or any combination of them, or upon any property belonging to any one or combination of them, prior to the date on which such tax, assessment, fee, penalty, withholding, charge or levy attaches thereto, unless the legality thereof shall be promptly and actively contested in good faith by appropriate proceedings. Lessee acknowledge that it shall discharge this obligation as to Taxes (as defined in Section 3.5 of this Lease) by making monthly payments into escrow, unless Lessor suspends this obligation as provided in Section 3.5.

8.19 Notice of Event of Default Claim or Change in Status. Lessee shall promptly notify Lessor in writing of (a) the occurrence of any Event of Default; (b) any pending or threatened litigation against Lessee claiming damages in excess of Fifty Thousand and No/100’s Dollars ($50,000.00) or seeking relief that, if granted, would adversely affect the financial condition or business operations of Lessee or any affiliate; (c) any change in Lessee’s status, which may result in the material impairment of Lessee’s ability to perform any or all terms of the Lease or any of the Transaction Documents or which may materially impair Lessor’s security interest. Such material change in status includes, but is not limited to: (i) a significant loss of business, or a loss of a large Customer; (ii) a significant change in the health or financial circumstances of a principal of Lessee; or (iii) an adverse claim, proceeding, demand or action against Lessee, or Lessee’s business. In the event of such change in the status of one of these persons or entities, Lessee agrees to cooperate fully with Lessor to protect Lessor’s security interest.

8.20 Reimbursement of Lessor’s Expenses. Lessee shall pay immediately upon demand by Lessor all fees, costs and expenses (including, without limitation, attorney’s fees and other professional fees) incurred by Lessor in connection with the administration or enforcement of the Transaction Documents relating to a breach by Lessee of any Transaction Documents or otherwise. Any such amount may be demanded and collected immediately from Lessee or offset by Lessor from any funds held by Lessor or held in trust or by a third party, for Lessee’s benefit or otherwise.

8.21 Indemnification for Environmental Claims. Lessee shall indemnify and defend Lessor, and hold Lessor harmless, from and against any losses to Lessor resulting from past, present or future use, manufacture, handling, storage, transportation or disposal of Hazardous Materials (defined below in this paragraph) or other toxic materials. During the term of this Lease, Lessor, at Lessor’s sole option, may obtain, at Lessee’s expense, written certification and a Phase I environmental audit report from a reputable environmental consultant of Lessor’s choice concerning whether the Premises, and any other improvements on the Premises have been or are presently being used for or in connection with the handling, manufacturing, storage, transportation or disposal of Hazardous Materials or other toxic substances, and whether the Premises contains any Hazardous Materials or other hazardous or toxic substances or any other environmental hazards or adverse environmental conditions. The certification and environmental audit provided to Lessor pursuant to this paragraph shall be prepared and provided by an environmental firm or consultant which shall be engaged by and acceptable to Lessor. Should the presence of any Hazardous Materials, other hazardous or toxic substances or any other environmental hazards or adverse environmental condition be revealed by the certification or audit, or be otherwise discovered, Lessee shall complete a remediation plan that meets the requirements of the environmental firm or consultant and Lessor, and Lessor may require, in Lessor’s sole discretion, and at Lessor’s option, that ail violations with respect to Hazardous Materials or other toxic substances be corrected and that Lessee obtain all necessary permits. As used in this Lease, the term “Hazardous Material” shall mean and refer to (a) any material defined as “hazardous waste” or a “hazardous substance” or “hazardous material” or a “chemical substance” or “mixture” or “toxic substances” under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. § 9601, et seq.; the Hazardous Materials Transportation Act, as amended, 49 U.S.C. § 1802; the Resource Conservation and Recovery Act of 1976, as amended, 42 U.S.C. § 6901 et seq.; or the Toxic Substances Control Act, as amended, 15 U.S.C. § 2601, et and (b) other solid, semi-solid, liquid or gaseous substances which are toxic, ignitable, corrosive, carcinogenic or otherwise dangerous to human, plant, or animal health or well-being.

8.22 Protection of Business Assets. Lessee shall use its best efforts to preserve the value of Lessee’s Property. Lessee shall not directly or indirectly commit or allow any impairment, deterioration, diversion, or transfer of such property not in the ordinary course of business without Lessor’s prior written consent. Lessee will not permit any relocation of the business located on the Leased Premises or any substantial changes in the operation of the business without Lessor’s prior written consent. Lessee shall pay before or as they become due all taxes, assessments, liens, encumbrances, lease payments, and other obligations relating to its business.

8.23 Authorization to Release Information. Lessee hereby authorizes any person who may have funeral home, financing, financial, credit, valuation or other confidential or non-confidential information regarding Lessee or its business and affairs to release to Lessor such information as Lessor, in its sole discretion, deems necessary to respond to regulatory inquiries; for the performance of audits, quality control or other reviews or to market the Transaction Documents; or for any other legitimate purpose. Furthermore, upon Lessor’s request, Lessee shall sign a release authorizing the release to Lessor of any financial, credit, valuation, or other confidential or non-confidential information that Lessor, in its sole discretion, deems necessary to respond to regulatory inquires; to perform audits, quality control or other reviews, or to market the Transaction Documents; or for any other legitimate purpose.

8.24 Inspection of Books, Records, Properties. Lessee shall maintain its books, accounts and financial and business records in accordance with generally accepted accounting principles, and shall allow Lessor, or Lessor’s representatives, to inspect the books, records, and financial affairs of such person or entity with representatives of such person or entity during normal business hours. Lessee and Guarantors shall maintain all of their respective books of account and financial records in accordance with generally accepted accounting practices (GAAP) and standards.

8.25 Preservation of Corporate Existence and Similar Matters. Lessee shall preserve and maintain the corporate existence of Lessee and all of Lessee’s rights, franchises, licenses and privileges in the jurisdiction of its incorporation or organization, as the case may be, and shall ensure that each entity comprising Lessee remain qualified as a foreign corporation and authorized to do business in each jurisdiction in which the character of its properties or the nature of its businesses requires such qualification or authorization.

8.26 Authority to Perform. If Lessee fails to perform any duty or any covenants in any Transaction Document or other agreement related to Lessee’s business, Lessor shall be hereby authorized, without notice, to perform such duty or covenant or cause such duty or covenant to be performed. Lessee appoints Lessor as attorney-in-fact to sign Lessee’s name or pay any amount necessary for performance. Lessor’s right to perform for Lessee shall not create an obligation to perform, and Lessor’s failure to perform will not preclude Lessor from exercising any of Lessor’s other rights under the law or any Transaction Document. Any amount paid by or incurred by Lessor may be added to the principal balance of Lessee’s debt to Lessor or offset by Lessor from any funds held by Lessor or held in trust or by a third party, for Lessee’s benefit or otherwise.

8.27 Prior or Subordinate Security Interest, Intentionally Omitted.

828. Compliance with Financing Covenant Agreement. Intentionally Omitted.

8.29 Collateral . Lessee’s obligation to pay Annual Rent and Additional Rent under this Lease and to perform all of Lessee’s other covenants and obligations under this Lease are secured by (1) a security interest in certain assets of Lessee, located on the Premises, pursuant to that certain Security Agreement between Lessee, as debtor, and Lessor, as secured party, of even date herewith, (2) a security interest in certain assets of Lessee’s affiliate, Premier Funeral Management Group, LLC (“PFMG”), used in connection with the operation of the Creech Funeral Home, located at 112 South 21st Street, Middlesboro, Kentucky 40965, pursuant to that certain Security Agreement between PFMG, as debtor, and Lessor, as secured party, of even date herewith, (3) a second mortgage on the real estate upon which the Creech Funeral Home is situated, located at 112 South 21st Street, Middlesboro, Kentucky 40965, pursuant to that certain Mortgage, Security Agreement and Fixture Filing between PFMG, as borrower, and Lender, as lender, of even date herewith, and (4) guaranties of various entities.

ARTICLE IX: LESSEE’S FINANCIAL COVENANTS

9.1 Liens. Lessee shall not create, assume, incur or suffer to exist, or permit any subsidiary to create, assume, incur or suffer to exist, any lien upon any of Lessee’s merchandise, inventory, computer and other equipment, machinery, furniture, furnishings, vehicles, goods, supplies, trade names, intangible property, accounts, bank accounts, trust accounts, documents, policies and certificates of insurance, money, chattel paper, chores and things in action, general intangibles and rights to payment or proceeds of any kind, including without limitation, goodwill, contract rights, and any and all additions, attachments, parts, repairs, accessories, accessions, replacements and substitutions to or for any of the forgoing (all of such items being collectively referred to as the “Business Assets”). Lessee and Guarantors acknowledge that this covenant prohibits the conveyance or pledge of the Premises or Business Assets other than in connection with the Transaction Documents or with Lessor’s permission.

9.2 Inventory. Lessor and Lessee acknowledge that all inventory is owned by the Lessee and shall be paid for when it is replaced. Lessee shall continue its purchase and display of inventory in this manner and shall not move the business to a consignment inventory relationship, or any other type of arrangement in which Lessee does not own or hold title to its inventory, without the advance express written consent of Lessor. Lessee acknowledges that violation of this clause shall constitute a default of this Lease.

9.3 Merger, Consolidation and Sale of Assets. Lessee shall not (a) merge or consolidate with any other person or entity; (b) sell, lease or transfer or otherwise dispose of all or any substantial portion of its assets; or (c) permit any subsidiary to do any of the foregoing.

9.4 Other Indebtedness or Leases. Lessee shall not obtain any loans, advances or other financial accommodations or arrangements or otherwise incur any other indebtedness for money borrowed or for the deferred purchase price of any asset (including capitalized lease obligations) from any other person, other than indebtedness (a) for supplies or inventory payable within 60 days, but the aggregate total of all such debt shall not exceed One Hundred Fifty Thousand and No/100’s Dollars ($150,000.00), (b) created by the Transaction Documents; or (c) expressly approved and permitted in advance by Lessor in writing. Lessor acknowledges that Lessee operates other business and owns other properties besides the Business and the Premises. Consequently, notwithstanding this provision, any loan, advance, or other financial accommodation or indebtedness that is not incurred in connection with Lessee’s operation of the Business or of Creech Funeral Home in Middlesboro, Kentucky (upon which Lessor holds a mortgage and security interest), shall not constitute a violation of this paragraph.

9.5 Loans/Investments. Intentionally Omitted.

9.6 Capital Expenditures. With respect to the Business, Lessee shall not, without prior written consent of Lessor, make or become obligated in connection with the purchase or acquisition of any fixed asset as defined by Financial Accounting Standards Board, if (i) the cost of such asset (including indebtedness constituting the deferred portion of the purchase price thereof) would be in excess of One Hundred Thousand and No/100’s Dollars ($100,000.00) or (ii) after giving effect thereto, the aggregate purchase price (including any indebtedness constituting the deferred portion of the purchase price thereof) of all such items to be purchased or acquired would exceed One Hundred Thousand and No/100’s Dollars ($100,000.00).

9.7 Change of Ownership. There shall be no material change in ownership or management of Lessee, the Premises, or the Business Assets, without prior written approval of Lessor. Lessee shall not create, incorporate or acquire any subsidiary, other than subsidiaries in existence as of the date hereof. Any transactions with such preexisting subsidiaries shall be done in the normal course of business.

9.8 Subsidiaries.

9.9 Guarantees. Lessee shall not assume, guarantee, endorse or otherwise become directly or contingently liable in connection with any indebtedness of any other person, other than guarantees from time to time existing in favor of Lessor, unless expressly approved in advance by Lessor in writing.

ARTICLE X; LESSEE’S REPRESENTATIONS

Lessee warrants and represents to and covenants with Lessor as follows, and acknowledges that each and every such representation is material to Lessor’s decision to enter into this Lease and the Transaction Documents:

10.1 Authority. Lessee has the right, power and capacity and is duly authorized and empowered to enter into, execute, deliver and perform this Lease and the Transaction Documents.

10.2 No Violation. The execution, delivery and/or performance by Lessee of this Lease and the Transaction Documents shall not, by the lapse of time, the giving of notice or otherwise, constitute a violation of any applicable law or a breach of any provision contained in Lessee’s articles of incorporation, articles of organization, partnership agreement, bylaws or similar document, as applicable, or contained in any agreement, instrument or document to which Lessee is now or hereafter a party or by which it is or may be bound.

10.3 Solvency. Lessee is now, and at all times hereafter shall be solvent, and generally paying its debts as they mature and Lessee now owns (or has an interest acceptable to Lessor in) and shall at all time hereafter own (or have an interest acceptable to Lessor in) property which, at fair valuation, is greater than the sum of its debts.

10.4 Compliance with Applicable Law. Lessee is not and will not be, during the term hereof, in violation of any applicable federal, state or local statue, regulation or ordinance that in any respect materially and adversely affects its business, property, assets, operations or condition, financial or otherwise.

10.5 No Default. Lessee is not in default with respect to any indenture, financing agreement, mortgage, deed, or other similar agreement relating to the borrowing of monies to which it is a party or by which it is bound.

10.6 Corporate Existence; Principal Place of Business. Lessee is a Delaware limited liability company, duly formed and organized, and in good standing, with a principal place of business in Marion County, Indiana. Lessee shall not change its principal place of business to a location outside of Marion County, Indiana, without first giving Lessor ten (10) days advance notice of such change. Upon request, each entity, at such entity’s cost, shall provide to Lessor a certificate or good standing issued by the secretary of state or appropriate government official of the state in which such entity was formed.

10.7 Financial Statements. The financial statements presented by Lessee to Lessor are true and correct, have been prepared according to generally accepted accounting principles, consistently applied, and fairly and accurately represent the respective financial conditions of the subjects as of the dates thereof. Since the date of each financial statement, there have been no material changes, adverse or otherwise, in Lessee’s financial condition, other than those previously disclosed to Lessor in writing. There exists no material contingent liability or obligation assertable against Lessee, other than liabilities or obligations previously disclosed by Lessee to Lessor in writing. All other financial information concerning Lessee which has been provided to Lessor is true, correct and accurate.

10.8 Tax Returns. All federal, state and other tax returns of Lessee required by law to be filed have been completed in full and have been duly and timely filed, and all taxes, assessments and withholdings shown on such returns or billed to Lessee have been paid, and Lessee maintains adequate reserves and accruals in respect of all such federal, state and other taxes, assessments and withholdings. Except for certain state and local ad valorem taxes, there are no unpaid assessments pending against Lessee for any taxes or withholdings, and Lessee knows of no basis for any assessments.

10.9 No Subordination of Lessor’s Rights. Any and all obligations of Lessee to a third party are subordinated in right of payment to any and all of Lessee’s obligations to Lessor under this Lease and the Transaction Documents.

10.10 Subordination of Shareholders’ Rights. Lessee hereby represents that each Guarantor has subordinated to Lessor’s right to receive payment from Lessee pursuant to this Lease and any Transaction Document the right of such Guarantor to receive payment from Lessee on any loans made by such Guarantor to Lessee. Any and all of Lessee’s current and future obligations to any Guarantor and any shareholder, member or partner, as the case may be, shall be subordinate to any and all of Lessee’s current and future obligations to Lessor.

10.11 Permits for Conducting Business. Lessee now possesses all permits, approvals, memberships, franchises, contracts, Licenses, trademark rights, trade names, and patents necessary to enable it legally to conduct its business operations as now conducted, and as contemplated and represented to Lessor, and legally to operate and run Lessee’s business and affairs. Lessee shall continue to maintain all such permits, approvals, memberships, franchises, contracts, licenses, trademark rights, trade names, and patents as needed or required to operate its business and affairs, and shall continue to comply with and adhere to all governmental zoning and land use ordinances, rules, regulations, orders and agreements affecting the Premises and the uses of the Premises. All applicable governmental zoning and land use ordinances, rules, regulations, orders and agreements permit the continued and uninterrupted use of the improvements in connection with Lessee’s business and affairs. There is no pending litigation or proceeding of any kind regarding the validity of such ordinances, rules, regulations, orders and agreements and no such litigation or proceeding has been threatened. No additional permit, consent, authorization, order or license of any individual, entity or governmental authority is necessary to operate Lessee’s business legally. No consent, permission, authorization, order or license of any individual, entity, or governmental authority is necessary in connection with the execution, delivery, performance or enforcement of this Lease or the Transaction Documents.

10.12 Marketable Title. Lessee has good and marketable title to the Business Assets and any other property and assets reflected in the above-described financial statements.

10.13 Hazardous Materials. Except for chemicals, materials and substances that are customarily and routinely utilized in the course of operations of a funeral home, including any and all chemicals, materials and substances utilized in the embalming of human remains and the preparation of such remains for burial or other disposition (all of which chemicals, materials and substances shall be stored, maintained, used and disposed of in accordance with all applicable laws and regulations), Lessee shall not produce or dispose on the Premises, or any of Lessor’s properties, of any Hazardous Materials or conduct any activity that could produce Hazardous Materials or cause toxic effects on humans, animals or flora, and shall not produce, dispose or conduct such activity in the future. Neither Lessee nor any subsidiary of Lessee is in violation of any federal, state, or local laws, ordinances or regulations for environmental protection, including, but not limited to, the Federal Clean Air Act, the Federal Clean Water Act, the Resources Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the National Environmental Act, the regulations of the United States Environmental Protection Agency and the regulations of an analogous agency of the State of North Carolina. Lessee shall comply fully with all such laws and regulations. Notwithstanding any other provision of this Lease or any Transaction Document, Lessor acknowledges that Lessee will operate a funeral home on the Premises, and will use and store at or on the Premises, in a manner permitted by applicable laws, chemicals, materials, and substances that are customarily and routinely utilized in the course of operations of a funeral home, including embalming fluid any and all other chemicals, materials, and substances utilized in the embalming of human remains and the preparation of such remains for burial or other disposition, that are necessary for the conduct of Lessee’s business. Lessor expressly allows such use and agrees that such use, by itself, shall not constitute a breach of this paragraph or constitute a default under this Lease; provided, however, that (a) such use fully complies with applicable laws and regulations, and (b) such permission shall not relieve Borrower of any of its obligations under this paragraph or any of the Transaction Documents.

10.14 Litigation. There are no pending or threatened actions or proceedings in a court of competent jurisdiction or before an administrative, regulatory or other governmental agency or authority that may in any way adversely affect the financial condition or business operations of Lessee. There are no actions, suits or proceedings pending, or, to Lessee’s knowledge, threatened or anticipated, before any court or governmental or administrative body or agency affecting the Premises or its continued use. Lessee is not now a party to any litigation affecting the Premises, or any part thereof, or Lessee’s rights to lease the Premises, and Lessee knows of no litigation, or to the best of its knowledge, threatened litigation, affecting the Premises or any part thereof. Lessee shall give Lessor prompt notice of the institution of any such litigation.

10.15 Liens. Intentionally omitted.

10.16 Loss. There has been no substantial loss or destruction of the physical assets or properties of Lessee since the date of the financial statements furnished by Lessee.

10.17 Default. No default exists under the provisions of any of the Transaction Documents, or under the provisions of any other agreement for borrowed money that is material to the operation of Lessee’s business.

10.18 No Name Changes. Intentionally omitted.

10.19 Utilities. Utility services have been constructed to and provided for the Premises, with sufficient capacity and in a condition to serve properly and adequately the improvements on the Premises, and have been approved by the appropriate governmental authorities. Upon request, Lessee shall provide to Lessor written evidence, satisfactory to Lessor, of same. Such utility services include, but are not limited to, electrical, gas, water and sewer services, drainage, and storm water.

10.20 Compliance with Laws. Lessee has complied with all laws, ordinances, rules and regulations of all local, state and federal governments and agencies with respect to its ownership, use and operations conducted on the Premises.

10.21 No Notice of Violation. Lessee has not received any notice from any municipal, county, state or other governmental agency or body having jurisdiction over the Premises of any zoning, fire, health, or environmental violation or violations of any laws, ordinances, statutes or regulations relating to pollution or environmental standards.

10.22 No Notice of Condemnation. Lessee has not received any notice of any pending or threatened condemnation or similar proceeding affecting the Property or any portion thereof, nor is the Lessee aware that any such action is presently contemplated;

10.23 Restrictions on Premises. Lessee is not a party to, subject to, or bound by any judgment or order of any court or governmental authority or any contract, commitment, agreement, undertaking, arrangement, license or restriction which could prevent the use of the Premises as a funeral home.

10.24 No Landfill, USTs. Intentionally omitted.

10.25 Premises Not in Flood Zone. Intentionally omitted.

10.26 Wetlands. Intentionally omitted.

10.27 No Adverse Circumstances. To the best of Lessee’s knowledge, there are no significant adverse facts or conditions relating to the Premises or its intended use by Lessee which has not been specifically disclosed in writing by Lessee to Lessor, and Lessee knows of no fact or condition of any kind or character whatsoever which adversely affects such intended use of the Premises.

10.28 Materialmen’s Liens. Intentionally omitted.

10,29 No Changes in Zoning. To the best of Lessee’s knowledge, there are no pending or contemplated changes in the present status of zoning of the Premises, and Lessee shall give prompt notice to Lessor of any such proposed changes of which Lessee is aware prior to Closing.

10.30 Leases. Intentionally omitted.

10.31 Bankruptcy. Lessee is not involved in any bankruptcy, reorganization or insolvency proceeding.

10.32 Brokers. Intentionally omitted.

ARTICLE XI: INSURANCE

11.1 Building and Property Insurance. Lessor shall at all times throughout the Term maintain fire, casualty, and extended coverage insurance covering the Buildings in an amount not less than the full replacement cost of the Buildings, which policies shall list Lessor (and Lender[s] of the Lessor, as Lessor may direct) as the insured. Such coverage shall be provided by insurance companies chosen by Lessor and reasonably satisfactory to Lessee and licensed to issue insurance in the state in which the property is located. Every such policy of insurance shall contain provisions for thirty (30) days written notice to Lessor of any cancellation, non-renewal or modification to the policy. All such insurance policies shall be issued by a properly licensed insurer acceptable to Lessor and having the standard New York long form mortgagee clause favoring Lessor in an amount equal to at least the value of the improvements and sufficient to compensate Lessor up to the full replacement cost of the improvements. Such coverage shall be on a cost replacement basis. All costs of insurance with respect to the Leased Premises (including casualty and liability insurance) shall be paid by Lessee, and the Lessor shall have no obligation or liability in this regard. Lessee shall pay the premiums for all such policies required by this Lease in a timely manner. Lessee shall pay the costs of such insurance through escrows, as provided in Section 11.6 of this Lease, unless Lessor suspends Lessee’s obligation to escrow the costs of insurance.

1L2 Waiver of Subrogation. Lessor and Lessee, on behalf of themselves and their respective insurers, hereby waive all causes and rights of recovery against the other and each of their respective officers, employees and agents, for any loss occurring to the property of either of them, regardless of cause or origin. Lessor and Lessee agree that all insurance policies presently existing or obtained after the date hereof, shall include a clause or endorsement to the effect that any such policies shall not be invalidated, nor shall the right of recovery against any party for loss occurring to the Buildings be impaired, by virtue of such waiver of subrogation, and denying the insurer’s rights of subrogation against the other party to the extent such rights have been waived by the insured prior to the occurrence of the injury or loss,

11.3 Liability Insurance. Lessee shall procure and maintain in effect at all times during the Term, comprehensive general liability insurance with a combined single limit of liability of at least One Million and No/100’s Dollars ($1,000,000.00), which policy shall list Lessor as an additional insured. Lessee shall furnish certificates of such insurance to Lessor promptly upon receipt of written request thereof.

11.4 Lessor as Insured or Additional Insured. Lessor shall be the insured on any and all casualty policies, and shall be named on each liability policy as an additional co-insured party.

11.5 Proof of Insurance. At the commencement of this Lease, and subsequently from time to time upon Lessor’s request, Lessee shall provide to Lessor proof of any such insurance obtained by Lessee by delivering to Lessor a certificate evidencing such insurance coverage.

11.6 Escrows for Property Insurance.

(a) Lessee’s Monthly Escrow of Insurance Premiums Required. Lessee shall pay to Lessor each month, in addition to Annual Rent, an amount to be held by Lessor in escrow for payment of the premiums and other charges for any casualty insurance which Lessee is required to maintain under this Lease, Such monthly payments shall be due on the first day of each month, and shall be paid at the same time as the payment of Annual Rent. Lessor shall notify Lessee in writing of the amount of such monthly payment, which shall generally be equal to one-twelfth of the amount of the premiums and other insurance charges for the previous year. If the premiums and charges for a particular year are more than the amount used as a basis for monthly payments into escrow, then Lessee shall immediately pay to Lessor on demand any difference.

(b) Suspension of Lessee’s Obligation to Escrow Insurance Premiums. At Lessor’s option and in Lessor’s sole discretion, Lessor may suspend Lessee’s obligation to escrow insurance with Lessor by notifying Lessee in writing of such suspension, and if Lessor so suspends such obligation, then Lessee shall pay in a timely manner the premiums and other charges for any insurance which Lessee is required to maintain under this Lease.

ARTICLE XII: INDEMNIFICATION

12.1 Indemnity by Lessee. Lessee agrees to indemnify, defend and hold Lessor harmless from and against any loss, cost, liability, damage or expense, including without limitation, reasonable attorney’s fees incurred in connection with or arising from: (a) Any negligence of Lessee or its employees, agents or contractors, in or on the Premises other than the act or omission of Lessor; and/or (b) Lessee’s failure to carry out its obligations under the Lease,

12.2 Indemnity by Lessor. Lessor agrees to indemnify, defend and hold Lessee harmless from and against any loss, cost, liability, damage or expense, including without limitation, reasonable attorney’s fees incurred in connection with or arising from: (a) Any negligence of Lessor or its employees, agents or contractors in or on the Premises, other than the act or omission of Lessee; and/or (b) Lessor’s failure to carry out its obligations under this Lease.

12.3 Cooperation and Information. In carrying out their respective obligations to indemnify, defend, and hold the other harmless under the provisions of Subsections 12.1 and 12.2, Lessor and Lessee shall cooperate with each other in all respects, including without limitation, promptly notifying the other of any action or event which may reasonably be expected to be the basis of a claim or a suit for which the other is obligated to indemnify, defend, and hold harmless under the provisions hereof, and supplying the other with all information and documentation available to it relating to the same.

ARTICLE XIII: CONDEMNATION

13.1 No Termination. If, at any time during the Term, all or any portion of one or more of the Buildings located on the Premises shall be condemned or taken for public or quasi-public use, or if any portion of the Lot, Buildings or Premises is so condemned or taken, which would materially affect Lessee’s ability to conduct normal business operations on that particular tract or tracts of the Premises, then as of the date of dispossession of Lessee from such parcel or portion thereof as a result of any such condemnation or taking, Annual Rent shall abate in the proportion that the area so condemned or taken bears to the total area of the Premises, but this Lease shall otherwise remain in full force and effect.

13.2 Temporary Taking. If at any time during the Term a substantial portion of one or more of the Buildings is condemned or taken for a public or quasi-public use for a limited period of taking time, which would materially affect Lessee’s ability to conduct normal business operations on the Premises, then this Lease shall remain in full force and effect as to such portion of the premises thus affected and as to all other portions of the Premises; provided, however, that Annual Rent shall abate during such limited period in the proportion that the area so rendered substantially untenable or unusable as a result of such condemnation or taking bears to the total area of the Premises.

13.3 Awards. Lessor shall be entitled to the entire award resulting from any such condemnation or taking, including without limitation, any portion of any award attributable to the value of the leasehold estate created by this Lease; provided however, that Lessee reserves to itself any portion of any award attributable to Lessee’s personal property or fixtures, its relocation expenses, or the interruption or damage to its business.

ARTICLE XIV: FIRE AND CASUALTY

14.1 Damage and Destruction. If, at any time during the Term, more than twenty-five percent (25.0%) of a Building is damaged or destroyed by fire or other casualty, and such damage or destruction materially affects Lessee’s ability to conduct normal business operations on the Premises, then during a ninety- (90-) day period following the damage or destruction of such Building, Lessee’s obligation to pay Annual Rent shall be abated, commencing on the date of such damage or destruction, in the proportion that the area of the part of the particular tract so damaged or destroyed or rendered untenantable bears to the total area of such tract (provided, however, if Lessee is unable to operate its business during such period of repair, Annual Rent for the Premises shall fully abate during such time). Thereafter, Lessee shall continue to pay full Annual Rent.

ARTICLE XV: ASSIGNMENT AND SUBLETTING

15.1 Consent Required. Lessee shall not sublet any portion of the Premises or assign, mortgage, pledge or transfer any of its rights with respect to any of its rights or interest created by this Lease without Lessor’s prior written consent in each instance, which consent shall be given or withheld as hereinafter provided, except by operation of law. Lessor may assign or convey its interest in the Premises (or any one or more of the tracts or parcels included in the Premises) at any time, but only if such transfer or conveyance is subject to this Lease. Lessor shall give Lessee written notice of such transfer no later then ten days after the effective date of such transfer.

15.2 Procedure. If Lessee desires at any time to sublet any portion of the Premises or assign mortgage, pledge or transfer this Lease or any of Lessee’s rights or interest created by this Lease, it shall first give advance written notice to Lessor of its desire to do so, and the terms and provisions of the proposed assignment or sublease. Lessor shall, within thirty (30) days after Lessor’s actual receipt of such notice, provide Lessee with written notice of Lessor’s consent to or disapproval of the proposed assignment, subletting, mortgage, pledge or transfer (any such disapproval specifying in writing the objections Lessor has to the proposed assignment, sublease, mortgage, pledge or transfer). Lessor shall be entitled to approve, disapprove or condition its approval in Lessor’s discretion. In the event Lessor fails to provide any written notice of disapproval to Lessee as aforesaid within said thirty- (30-) day period, Lessor shall be deemed to have consented to the proposed assignment, sublease, mortgage, pledge or transfer. Consent by Lessor to any assignment, subletting, mortgage, pledge or transfer by Lessee shall not relieve Lessee of any obligation to be performed by Lessee under this Lease, and Lessee shall remain fully bound and obligated under the terms of this Lease.

ARTICLE XVI: DEFAULT

16.1 Events of Default. An Event of Default shall be deemed to have occurred hereunder if:

(a)	Lessee shall fail to pay any monthly installment of Annual Rent or Additional Rent by the end of the applicable grace period set forth in Section 3.2(a) of this Lease;

(b)	Lessee breaches or fails to comply with any term, provision, condition, or covenant of this Lease, other than the obligation to pay Annual Rent and Additional Rent, as described in Section 16.1(a);

(c)	Lessee breaches any representation set forth in this Lease;

(d)	Lessee’s interest in the Lease or the Premises shall be subjected to any attachment, levy, or sale pursuant to any execution, order or decree entered or filed against Lessee in any legal proceeding and such order or decree shall not be vacated within fifteen (15) days of entry thereof or shall not be appealed (and diligently pursued) so as to stay enforcement thereof;

(e)	Lessee shall make an assignment for the benefit of creditors;

(f)	An involuntary petition under the Federal Bankruptcy Code is filed against Lessee and not dismissed within one hundred twenty (120) days; or

(g)	Lessee shall be in default under the terms of any note, security or financing covenant agreement held by or entered into with the Lessor.

16.2 Remedies. Upon the occurrence of an event of default, and after affording Lessee any cure period required by Section 16.3, then Lessor shall have the option to do and perform any one or more of the following in addition to, and not in limitation of, any other remedy or right permitted it by law or in equity or by this Lease:

(a)	Lessor, with or without terminating this Lease, may upon reasonable notice and without unreasonably interfering with the operation of Lessee, thereafter re-enter the Premises arid correct or repair any condition which shall constitute a failure on Lessee’s part to keep, observe, perform, satisfy, or abide by any term, condition, covenant, agreement, or obligation of this Lease or of any notice given Lessee by Lessor pursuant to the terms of this Lease, and Lessee shall fully reimburse and compensate Lessor on demand. Any such re-entry correction or repair shall not of itself constitute an acceptance by Lessor of a surrender of this Lease or of the Premises by Lessee and shall not of itself constitute a termination of this Lease by Lessor or otherwise terminate or abate Lessee’s obligation to pay Rent to Lessor.

(b)	Lessor, with or without terminating this Lease, may immediately or at any time thereafter demand in writing that Lessee vacate the Premises and thereupon Lessee shall vacate the Premises and remove therefrom all property thereon belonging to or placed on the Premises by, at the direction of, or with consent of Lessee (except such property upon which Lessor has been granted a security interest) within ten (10) days of receipt by Lessee of such notice from Lessor, whereupon Lessor shall have the right to re-enter and take possession of the Premises. Any such demand, reentry and taking possession of the Premises by Lessor shall not of itself constitute an acceptance by Lessor of a surrender of this Lease or of the Premises by Lessee and shall not of itself constitute a termination of this Lease by Lessor or otherwise terminate or abate Lessee’s obligation to pay Rent to Lessor.

(c)	Lessor, with or without terminating this Lease, may immediately or at any time thereafter, re-enter the Premises and remove therefrom Lessee and all property belonging to or placed on the Premises by, at the direction of, or with consent of Lessee. Any such re-entry and removal by Lessor shall not of itself constitute an acceptance by Lessor of a surrender of this Lease or of the Premises by Lessee and shall not of itself constitute a termination of this Lease by Lessor or otherwise terminate or abate Lessee’s obligation to pay Rent to Lessor.

(d)	Lessor, with or without terminating this Lease, may immediately or at any time thereafter relet the Premises or any part thereof for such time or times, at such rental or rentals and upon such other terms and conditions as Lessor in its sole discretion may deem advisable, and Lessor may make any alterations or repairs to the Premises which it may deem necessary or proper to facilitate such reletting; and Lessee shall pay all costs of such reletting, including, but not limited to, the cost of any such alterations and repairs to the Premises, attorney’s fees, leasing inducements, and brokerage commissions; and if this Lease shall not have been terminated, Lessee shall continue to pay all rent and all other charges due under this Lease up to and including the date of beginning of payment of rent by any subsequent lessee of part or all of the Leased Premises, and thereafter Lessee shall pay monthly during the remainder of the term of this Lease the difference, if any, between the rent and other charges collected from any such subsequent lessee or tenants and the rent and other charges reserved in this Lease, but Lessee shall not be entitled to receive any excess of any such rents collected over the rents reserved herein.

16.3 Right to Cure. If Lessor declares a default, then Lessor shall give Lessee written notice, in accordance with Section 19.8 of this Agreement, specifying with particularity the default or condition unsatisfied. Before exercising any remedies on account of such default, Lessor shall give Lessee the following period of time, depending on the nature of the default, after Lessee’s receipt of written notice of default, to cure such default before Lessor utilizes any remedies under this Agreement:

(a)	If the event of default is one described in Section 16.1(a), or one which may be cured by Lessee’s payment of money to a third party, then Lessee shall be afforded ten (10) days after its receipt of written notice of such default; provided, however, that notwithstanding any other provision of this Lease, during any twelve-month period, Lessee shall be entitled to only one notice and cure period with respect to the failure to pay Annual Rent or Additional Rent;

(b)	If the event of default is one described in Section 16.1(d), then Lessee shall be afforded ten (10) days after its receipt of written notice of such default;

(b)	If the event of default is one described in Section 16.1(e), then Lessee shall be afforded the time period set forth in said Section 16.1(e) after its receipt of written notice of such default;

(c)	If the event of default is one described in Section 16.1(b), Section 16.1(c), Section 16.1(d), or Section 16.1(h), then Lessee shall be afforded thirty (30) days after its receipt of written notice of such default (or, if any such event of default is not susceptible to cure within such thirty- (30-] day period, then Lessee shall be afforded a longer cure period, but only as long as Lessee promptly commences and diligently pursues such cure, and in no event shall the cure period with respect to any such event of default exceed one hundred twenty [120] days);

(d)	In the event of a default described in Section 16.1(1) and such default has not been cured as provided in such note or security agreement.

16.4 Re-entry. If Lessor re-enters the Premises or terminates this Lease pursuant to any of the provisions of this Lease, Lessee hereby waives all claims for damages which may be caused by such re-entry or termination by Lessor. Lessee shall and does hereby indemnify and hold Lessor harmless from any loss, cost (including court costs and attorney’s fees), or damages suffered by Lessor by reason of such re-entry or termination. No such re-entry or termination shall be considered or construed to be a forcible entry.

16.5 Remedies Cumulative. The exercise by Lessor of any one or more of the rights and remedies provided in this Lease shall not prevent the subsequent exercise by Lessor of any one or more of the other rights and remedies herein provided. All remedies provided for in this Lease are cumulative and may, at the election of Lessor, be exercised alternatively, successively, or in any other manner and are in addition to any other rights provided for or allowed by law or in equity.

ARTICLE XVII: SUBORDINATION

17.1 Subordination to Mortgages. Lessee agrees that, upon the request of the Lessor, Lessee shall subordinate this Lease to the lien of any mortgage, security deed or deed of trust that may now or hereafter exist, for which the Buildings or Lessor’s interest in the Premises or this Lease is pledged as security, provided that the mortgagees or beneficiaries named in such mortgage or deeds of trust agree in writing (a) to recognize the interest of Lessee under this Lease, (b) that so long as Lessee shall perform its obligations under this Lease, the rights of Lessee hereunder shall remain in full force and effect, and (c) that they will not disturb Lessee’s occupancy of the Premises under this Lease in the event of foreclosure or other action taken under the mortgage or deed of trust if Lessee is not then in default. Lessee shall execute and deliver to Lessor all instruments Lessor reasonably deems necessary to evidence and give effect to any such subordination, provided that no such instrument shall alter any of the terms, covenants or conditions of this Lease, and provided that said instrument shall contain the covenants of the lender as aforesaid.

17.2 Estoppel Certificates. From time to time, Lessee shall, within thirty (30) days after receipt of a written request from Lessor, execute and deliver to Lessor a certificate stating to the extent applicable:

(a)	That the Lease is in full force and effect and unmodified (or if there have been any modifications, specifying the date and nature thereof);

(b)	That to its knowledge, Lessee has no defenses, offsets, or counterclaims against its obligations to pay Annual Rent and Additional Rent, and to perform its other obligations under this Lease;

(c)	That to its knowledge, there are no uncured defaults of Lessor under this Lease; and

(d)	The dates to which Annual Rent have been paid.

17.3 Payment of Encumbrances. Lessee acknowledges that Lessor has mortgaged and encumbered the Leased Premises and may subsequently mortgage and encumber the Leased Premises from time to time during the term of this Lease. During the term of this Lease, Lessor shall make, in a timely manner, any and all payments required by any and all loans or debts secured by the Leased Premises,

ARTICLE XVIII: OPTION

18.1 Generally. In consideration of this Lease, and for TEN AND NO/100’s DOLLARS ($10.00) and other good and valuable consideration, and the mutual covenants and obligations set forth in this Agreement, and on the terms and conditions hereinafter set forth, Lessor hereby grants to Lessee an option to purchase the Leased Premises (including the real estate and improvements) from Lessor for a purchase price which shall be determined in accordance with Section 18.3 of this Lease, payable in cash or certified funds.

18,2 Term. Beginning on July 1, 2022, and ending on the termination of the Lease (this period of time is referred to as the “Option Term”), and as long as: (a) Lessee is not in default of this Lease, (b) Lessee shall have paid in full and satisfied, without incurring any additional debt or refinancing with Lessor, that certain Promissory Note between Lessee, as maker, and Lessor, as lender, dated the same date as the date hereof, in the original principal amount of Two Hundred Fifty Thousand and No/100’s Dollars ($250,000.00) (the “$250,000 Note”), which is secured by, among other things, certain personal property associated with the operation of the business on the Premises, and (c) Lessee shall have paid in full and satisfied, without incurring any additional debt or refinancing with Lessor, that certain Promissory Note between Lessee, as maker, and Lessor, as lender, dated the same date as the date hereof, in the original principal amount of Five Hundred Forty-Five Thousand and No/100’s Dollars ($545,000.00) (the “$545,000 Note), which is secured by, among other things, certain personal property associated with the operation of the business on the Premises; then Lessee shall have the right to purchase the Leased Premises, under the terms and conditions set forth in this Article XVIII. Lessee shall not have any right whatsoever to exercise this option until July 1, 2022, and shall likewise not have any right to exercise this option after the termination of this Lease. Lessee shall have the right to exercise this option during a Renewal Term of this Lease, as long as the other conditions set forth herein have been satisfied. When this Lease terminates, unless Lessee has exercised this option as provided in Section 18.6 of this Lease, this Option shall terminate automatically, without any further action by either party, and Lessee shall have no further rights under this article,

18.3 Purchase Price. The purchase price shall be equal to the product of (i) the Annual Rent (for the entire year, not just one month) on the day Lessee’s purchase of the Leased Premises is closed pursuant to this option, divided by (ii) 0.0975 (or 9.75%).

18.4 Effect of Termination of Lease. If this Lease is terminated by Lessor or Lessee, then this option shall automatically terminate and be void and of no force or effect.

18.5 Effect of Default. Lessee may not exercise this option if and while Lessee is in default of this Lease, even if Lessor has not declared a default.

18.6 Exercise of Option. At any time during the term of this Lease, as long as Lessee has fully complied with the conditions set forth in Section 18.2 of this Lease, and as long as Lessee is not in default of this Lease, then Lessee shall be entitled to exercise this option by delivering to Lessor a written notice stating Lessee’s intent to exercise this option and close the sale and purchase of the Leased Premises at a mutually agreeable time no more than one hundred twenty (120) days and no less than thirty (30) days from the date of the notice, which time can be beyond the term of this Lease. The exercise of this option shall ripen this instrument into a contract for the sale and purchase of the Leased Premises without the necessity of any further instrument in writing except as provided herein.

18.7 Conveyance of Leased Premises; Warranty of Title; Exceptions. Lessor covenants that, upon the exercise of this option by Lessee or its permitted assigns, and upon payment of the agreed purchase price as provided herein, Lessor shall convey, and cause to be conveyed to Lessee, unencumbered, marketable title to the Leased Premises, in fee simple, and that Lessor will warrant the title to the Leased Premises, by general limited or special covenants of warranty, against the claims and demands of all persons claiming by, through or under Lessor, subject only to the lien of ad valorem taxes for the year in which the sale is closed and any liens or encumbrances caused or created by Lessee. Taxes for the year in which the sale is closed shall not be prorated between the parties, as Lessee is obligated to pay such taxes under this Lease. Lessee shall pay all costs of preparing the warranty deeds, transfer tax, title examination, title insurance, escrow fees, Lessee’s attorney’s fees, and all other costs associated with the closing, except that Lessor shall pay the costs of curing any title objections caused by Lessor and the cost of paying and satisfying any liens or encumbrances created by Lessor.

18.8 No Credit for Rent Payments. Lessee shall not receive a credit at closing or otherwise for any rental payments made hereunder.

18.9 Purchase “As Is”. Lessee shall purchase the Leased Premises in “as is” condition “with all faults” and specifically and expressly without any warranties, representations or guaranties, of any kind, oral or written, expressed or implied, concerning the Leased Premises from or on behalf of Lessor, except as expressly provided herein. Lessor shall not under any circumstances be required to repair, modify or later any condition of the Leased Premises.

18.10 No Right to Purchase in Separate Parcels. This option shall permit Lessee to purchase all of the tracts, parcels, improvements and appurtenances constituting the Leased Premises in one transaction, and Lessee shall not be entitled under any circumstances to purchase less than all of the tracts, parcels and improvements constituting the Leased Premises.

18.11 Merger of Estates. The exercise of this Option shall not terminate this Lease or modify or reduce Lessee’s obligations under this Lease. Upon closing of the purchase of the Leased Premises pursuant to this Option, however, this Lease shall terminate and be of no further force and effect.

18.12. Early Exercise of Option. Notwithstanding the time limitations on Lessee’s exercise of this Lease, Lessee may exercise this Option before July 1, 2022, but only after July 1, 2020, and also only as long as: (a) Lessee is not in default of this Lease, (b) Lessee shall have paid in full and satisfied, without incurring any additional debt or refinancing with Lessor, the $250,000.00 Note, (c) Lessee shall have paid in full and satisfied, without incurring any additional debt or refinancing with Lessor, the $545,000.00 Note; and (c) Lessee shall pay to Lessor a purchase price which shall be calculated as follows: The purchase price shall be equal to the product of (1)(i) the Annual Rent (for the entire year, not just one month) on the day Lessee’s purchase of the Leased Premises is closed pursuant to this Option, multiplied by (ii) the highest annual percentage change in the Annual Rent during the Lease Term up to the day Lessee’s purchase of the Leased Premises is closed pursuant to this Option (the “Maximum Escalation”), and multiplied by (iii) the Maximum Escalation an additional number of times so that Annual Rent used to calculate the purchase price shall have been increased seven (7) times (as if the Option were being exercised at the end of the Initial Term); divided by (2) 0.0975 (or 9.75%).

ARTICLE : MISCELLANEOUS

19.1 Holding Over. If Lessee holds over beyond the expiration of the Term, Lessee shall occupy the Premises as a lessee at will on a month-to-month basis upon all of the terms and conditions of this Lease, but shall pay to Lessor each month that it holds over, the sum of one hundred fifty percent (150.0%) of the Annual Rent for the last month prior to such expiration, plus Additional Rent as set forth in this Lease.

19.2 Severability. If any provisions of this Lease shall be determined to any extent to be void or unenforceable by any court of competent jurisdiction, the remainder of this Lease shall not be affected thereby, and each other provision of this Lease shall be valid and enforced to the full extent permitted by law.

19.3 No Waivers. The failure of Lessor or Lessee to insist upon the strict performance of any obligation of the other under this Lease, or to exercise any right, power, or remedy consequent upon a breach hereof, shall not constitute a waiver or relinquishment of any such obligation. A receipt of Annual Rent or Additional Rent by Lessor, or a payment of Annual Rent or Additional Rent by Lessee, with knowledge or the breach of any obligation hereunder, shall not constitute a waiver or relinquishment of any such obligation.

19.4 Remedies Cumulative. Except as expressly set forth in this Lease, the specific remedies to which Lessor or Lessee may resort are cumulative and are not intended to be exclusive of any other remedies or means of redress to which they may be entitled in law or in equity.

19.5 Modifications in Writing. This Lease may not be amended in any way, and no such purported amendment shall be effective, except by a writing executed by Lessor and Lessee.

19.6 Entire Agreement. This Lease contains all of the agreements of the parties with respect to the subject matter hereof, and supersedes all prior negotiations, agreements, and other dealings between them with respect to the same. Any representation, warranty, condition, understanding or agreement of any kind with respect to the subject matter of this Agreement not contained in this Agreement or in the shall not be of any force or effect and shall not be relied upon by any party.

19.7 Headings. The headings of the paragraphs of this Agreement are for convenience of reference only, are not to be considered a part hereof, and shall have no bearing on the construction or interpretation of this Agreement.

19.8 Notices. Any notice, consent, request, demand, or other communication given, or required to be given under this Lease, shall be effective only if given in writing, sent by (a) nationally recognized, overnight courier service, delivery fee prepaid, (b) registered or certified mail, return receipt requested, postage prepaid, or (c) delivered by hand, if to Lessor, to Lessor’s Address set forth in the cover of this Lease; and if Lessee, to Lessee’s Address as set forth in the cover of this Lease, or to such other address as either party may specify to the other by written notice. Any such notice, approval, consent, request, demand, or election shall be deemed to have been given upon receipt, or if receipt is refused, then when delivery was attempted.

19.9 Binding Effect. The terms, covenants and conditions contained in this Lease shall bind and inure to the benefit of Lessor and Lessee, and except as otherwise provided herein, their respective successors and assigns.

19.10 Submission Not an Offer. The submission of this Lease or a summary of any of its provisions for examination and review, does not constitute an offer to lease on the terms of this Lease or those provisions, and this Lease shall not be effective or binding on Lessor or Lessee until execution and delivery by both.

19.11 Memorandum of Lease. Neither party hereto shall record this lease, provided however, the parties agree to execute a memorandum hereof in the public records of each jurisdiction where a tract comprising the Leased Premises is located.

19.12 Attorney’s Fees. Whenever Lessor or Lessee shall be in default of the Lease, and such default shall cause either party to incur damages or expenses, such damages or expenses so incurred, with legal interest, and including penalties, costs and reasonable attorneys’ fees, may be added to or deducted from the next accruing rental payment(s) due.

19.13 Prevailing Parties. in the event Lessor or Lessee is required to obtain the services of an attorney to enforce the provisions of this Lease resulting in litigation, the prevailing party shall be entitled to reimbursement by the other of its reasonable attorney’s fees and costs.

19.14 Exhibits. The following exhibit(s) is (are) a part of this Lease and incorporated herein by reference:

Exhibit A - Legal Description

19.15 Recitals Made Part of Agreement. The recital of facts on the first page of this instrument is hereby made a part of this Lease as if fully set forth herein.

19.16 Execution. This Lease may be simultaneously executed in duplicate counterparts, each of which shall be an original and all of which shall constitute one and the same instrument.

19.17 Time of Essence. Time is expressly declared to be of the essence of this Lease.

19.18 Compliance with Laws and Regulations. Lessee shall, at its own expense, comply with all laws, orders and requirements of all governmental entities concerning the use and occupancy of the Leased Premises.

19.19 Governing Law. This Lease shall be interpreted and construed under and in accordance with the laws of the State of North Carolina.

(Signatures Presented on the Following Pages)

IN WITNESS WHEREOF, the parties have caused their authorized agents to execute this Agreement on the day and year first above written.

Lessor:

HOLDINGS, L.L.C., a Georgia Limited
Liability Company

By:	/s/ Robert F. Levered
Robert F. Levered, Its Authorized Agent

Signed, Sealed and Delivered in the Presence of:

Bethany M. King
Unofficial Witness

Lori B. Mcguffin
Notary Public, Elbert county, GA

[NOTARY SEAL]
My Commission Expires: 5/30/16

(Signatures Continued on Next Page)

Lessee:

MANAGEMENT SERVICES III, LLC, a Delaware Limited Liability company

By:	Troy K. Centazzo
Troy K. Centazzo, Its President and Authorized Agent

[COMPANY SEAL]

Signed, Sealed and Delivered in the Presence of:

Kathryn Stonkus
Unofficial Witness

Kathryn Stonkus
Notary Public, HENDERSON County, NC

[NOTARY SEAL]

My Commission Expires: 12-15-15

Server Data:Rob:FULL COPY:Corps:V:Vincyard Mearland:McFarland Funeral Chapel Lease June 17 Final.doc

EXHIBIT A
TO LEASE AGREEMENT
BETWEEN PFMG HOLDINGS, L.L.C., AS LESSOR, AND
PREMIER FUNERAL MANAGEMENT SERVICES III, LLC, AS LESSEE,
DATED JUNE 17, 2015

(Legal Description of Leased Premises)

(McFarland Funeral Chapel, 54 McFarland Drive, Tryon North Carolina, 28782)

BEING all of that certain tract or parcel of land containing 1.90 acres, more or less, as shown and delineated on that certain plat entitled “PF Management Services, LLC, Tryon Twp., Polk Co., No. Car.”, dated March 12, 2015, prepared by Butler Associates, Registered Land Surveyor, said plat being duly recorded as Card File F, at Page 529, in the Office of the Register of Deeds for Polk County, North Carolina.

The above described property is identical to that conveyed to McFarland Investments, LLC, by that certain deed from Frank K. McFarland, Jr., Trustee of Frank K. McFarland, Jr. Revocable Trust dated 4/20/1990, said deed dated December 23, 1999, and recorded on December 28, 1999, in Book 260, at Page 333, Polk Count Registry.